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                                                                    EXHIBIT 99.7



                   SECOND AMENDMENT TO TRUST AGREEMENT BETWEEN
                      FIDELITY MANAGEMENT TRUST COMPANY AND
                                 GENENTECH, INC.


         THIS SECOND AMENDMENT, dated as of the first day of December, 1995, by and between Fidelity Management Trust Company (the "Trustee") and Genentech, Inc. (the "Sponsor");


                                   WITNESSETH:

         WHEREAS, the Trustee and the Sponsor heretofore entered into a trust agreement dated July 1, 1991, with regard to the Genentech, Inc. Tax Reduction Investment Plan (the "Plan"); and

         WHEREAS, the Trustee and the Sponsor now desire to amend said trust agreement as provided for in Section 15 thereof;

         NOW, THEREFORE, in consideration of the above premises the Trustee and the Sponsor hereby amend the trust agreement by:

         (1)      Amending Section 1 of the Agreement as follows:

                 For all purposes under the Trust Agreement "Plan" shall mean the Genentech, Inc. Tax Reduction Investment Plan (Restatement of January 1, 1994) as heretofore or hereinafter amended from time to time. As amended as set forth herein, the Trust Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, the Trustee and the Sponsor have caused this Second Amendment to be executed by their duly authorized officers effective as of the day and year first above written.



GENENTECH, INC.                      FIDELITY MANAGEMENT TRUST COMPANY



By: /s/ MARTY GLICK   11/15/95       By: /s/ AUTHORIZED SIGNATORY  11/29/95
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                       Date              Vice President             Date


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